Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, Chief Executive Officer, and President
July 27, 2011

Thank you Gail, and good morning everyone.

Our businesses continue to confront a variety of scenarios. We anticipate that each quarter will have its own unique challenges and opportunities.

I am very pleased with the recent debt refinancing in our railcar leasing business. We were successful in obtaining long term financing for TRIP Holdings, our majority owned railcar leasing subsidiary. James will provide more information about this transaction during his comments.

Demand for railcars in North America remained strong during the 2nd quarter. I am pleased that our railcar business significantly increased its order backlog during the 2nd quarter. Our railcar manufacturing facilities are ramping up production according to the railcar delivery schedules we described in our first quarter conference call.

Our railcar leasing business is continuing to see strong demand for railcars. During high demand periods, this business is able to obtain better lease rates and extended lease terms.

Our barge business increased its order backlog during the 2nd quarter. Our barge facility in Missouri that was damaged by severe flooding in May is now well underway towards a full recovery. I am very pleased by the way our personnel responded to the challenges associated with the flood.

Our structural wind towers business has been in the process of switching its production lines to accommodate a change in product mix towards larger wind towers. We are experiencing additional costs associated with this transition. As the wind energy industry continues to evolve, we expect our customers will enhance their designs to obtain more energy-efficient models. We view our flexibility and our other core competencies as differentiators which reinforce our position as a market leader for our wind tower customers.

Our highway products businesses are continuing to build momentum as they normally do during the construction season. We expect levels of uncertainty to surface as our political leaders work through federal highway spending legislation. Our businesses that rely on highway funding are prepared to respond to shifts in demand for their products.

In summary, we are a very flexible company and will continue to adjust as the business climate shifts and demand fluctuates for our products and services. Our overall performance reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on operational excellence; and the strength of our market leadership positions. We are fortunate to have a highly-seasoned group of employees who are extremely capable.

I will now turn it over to Steve Menzies for his comments.